Exhibit 15

 July 21, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our report dated July 17, 2003 on our review of interim financial information of United Technologies Corporation (the "Corporation") as of and for the three and six-month periods ended June 30, 2003 and included in the Corporation's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-3 (Nos. 333-51830 and 333-60276), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective Amendment No. 1 on Form S-8 (No. 333-77991-01) and in the Registration Statements on Form S-8 (Nos. 333-21853, 333-18743, 333-21851, 33-57769, 33-45440, 33-11255, 33-26580, 33-26627, 33-28974, 33-51385, 33-58937, 2-87322, 333-77817, and 333-82911).

Yours very truly,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut